Exhibit 2.01

ASSET PURCHASE AGREEMENT

BY AND AMONG

PRAIRIESTONE PHARMACY, LLC, d/b/a DAILYMED,
a Delaware limited liability company,

ARCADIA RESOURCES, INC.,
a Nevada corporation,

AND

 MEDICATION ADHERENCE SOLUTIONS, LLC,
an Illinois limited liability company

December 6, 2011

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of December 6, 2011 (the “Effective Date”), by and among PRAIRIESTONE PHARMACY, LLC, d/b/a DAILYMED, a Delaware limited liability company (“Company”), ARCADIA RESOURCES, INC., a Nevada corporation (“Member”) and MEDICATION ADHERENCE SOLUTIONS, LLC, an Illinois limited liability company (“Buyer”).

RECITALS

WHEREAS, Company owns or leases all of the tangible and intangible assets used in the Business from the Leased Real Property;

WHEREAS, Buyer desires to purchase certain assets, properties, and rights of Company relating to the Business, subject to, and on the terms and conditions hereinafter set forth;

WHEREAS, Member is the sole owner of the member interests in the Company, Buyer requires certain covenants from Member with regard to the sale contemplated herein;

NOW, THEREFORE, in consideration of the above and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1            Certain Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1, which shall be equally applicable to both the singular and plural forms.

“Accounts Receivable” means (i) all accounts receivable relating to the Business owed to Company or any of its Affiliates having dates of service prior to the Effective Time, including payor or patient reimbursement, credit card monies due and owing, accruing to, or held for, the benefit of Company or its Affiliates, excluding Governmental Receivables, (ii) all rights to receive funds from the Sellers’ lockbox accounts and depository accounts in respect of Governmental Receivables, and (iii) all other receivables, notes, or debts owed to Company.

“Affiliate” means a Person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to elect at least 50% of the governing board of such Person or to direct or cause the direction of the management and policies of the Person, whether through ownership of voting securities, partnership or limited liability interests, nonprofit membership, contract or otherwise.

“Assumed Contracts and Leases” means all Contracts and all Leases identified on Schedule 5.14(b) to be assumed by Buyer.

“Benefit Plan” means any (a) bonus, stock option, stock purchase, phantom stock, incentive compensation, deferred compensation, pension, profit sharing, thrift, savings, retirement, leave of absence, layoff, vacation, day or dependent care, legal services, cafeteria, life, health, accident, disability, hospitalization, dental, workmen’s compensation or other insurance, severance, separation, voluntary employees’ beneficiary association or trust, tuition, company car, club dues, income tax preparation, sick leave, maternity, paternity or other family leave or other employee benefit, welfare or fringe benefit plan, practice, policy, agreement or arrangement, whether qualified or nonqualified, whether or not in writing and whether or not considered legally binding, including, but not limited to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA or a multiemployer plan within the meaning of Section 3(37) of ERISA or (b) any employment, supplemental unemployment, layoff, consulting, “golden parachute”, engagement or retainer agreement or arrangement, and in each such that covers an Employee.

“Business” means the Company’s operation of its pharmacy/medication management business, including the DailyMed pharmacy business.

“Buyer Indemnified Parties” means Buyer and its officers, directors, employees, Affiliates, agents, representatives, successors, and assigns.

“Closing Balance Sheet” means a balance sheet for Company as of the Closing Date prepared in the form attached hereto as Annex A.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Indemnified Parties” means the Member and Company and its officers, directors, employees, Affiliates, agents, representatives, successors, and assigns.

“Company Intellectual Property” means Intellectual Property owned or used by the Company.

“Company Payment Programs” means all Payment Programs in which Company has participated in the last three (3) years.

“Company’s knowledge”, “knowledge of Company” and like phrases mean the actual knowledge (i.e., the conscious awareness of facts or other information) of Member, Marvin Richardson and Steven Zeller and any knowledge that would have been acquired by any of them upon appropriate inquiry and investigation.

“Contracts” means all contracts relating to the Business, whether written or oral.

“Dispute” means any dispute or controversy arising between or among any parties out of or relating to or with respect to any of the provisions contained in this Agreement.

“Employees” means all of the employees of the Company.

“Environmental Requirements” means all laws, orders, permits, agreements and other restrictions and requirements in effect as of the date hereof of any Governmental Entity, relating to the regulation of, imposing standards of conduct or liability regarding, or protection of, human health and safety (including, without limitation, employee health and safety and consumer health and safety (including but not limited to regulations and other requirements of the U.S. Food and Drug Administration)), public welfare, natural resources, conservation, the environment, or the storage, treatment, disposal, transportation, handling, or other management of Materials of Environmental Concern.

“Equipment” means all of the tangible personal property used or held for use in the conduct of the Business, including, without limitation, furniture, furnishings, machinery, computers and equipment, wherever located (including at the Leased Real Property).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means all assets of the Sellers not included in the Purchased Assets, including (i) employee benefit plans, programs or arrangements and all contracts of insurance; (ii) any corporate minute books and the corporate seal of the Company; (iii) all agreements, contracts, leases and understandings of Sellers other than the Assumed Contracts and Leases; (iv) all Excluded Inventory; (v) prepaid legal expenses; and (vi) all assets described on the Excluded Assets Schedule.

“Excluded Assets Schedule” means Schedule 2.2 hereto.

“Excluded Inventory” means, except as set forth in Section 2.3 and Schedule 2.3: (i) all inventory that is not salable in the ordinary course of business or that does not conform to inventory standards that are contained in the applicable inventory regulatory laws; (ii) all private label inventory; (iii) sample inventory; (iv) inventory out of date within ninety (90) days from the Closing Date, as shown by manufacturer’s labeled expiration date (or already expired); (v) prescription products, including but not limited to syringes and compounding chemicals/ingredients, which have a manufactured date of over 3 years old; (vi) inventory that has been damaged or broken, is shopworn or faded (including faded labels), or that has visible deterioration; (vii) any compounding inventory that (a) does not have a legible NDC or expiration date; (b) is PCCA branded; or (c) is a premade compounding medication; (viii) any items subject to a mandatory or voluntary recall; (ix) all government owned H1N1 vaccines, Tamiflu and Relenza; (x) inventory that is reasonably determined by Buyer to constitute hazardous material; (xi) all Zostavax prescriptions; and (xii) any other items that the parties mutually agree in writing (electronic mail shall be acceptable) to exclude.

“Excluded Liabilities” means any and all debts, obligations or liabilities of Company, any Affiliate of Company or Member, or the Business whether known or unknown, contingent, absolute or otherwise and whether or not they would be included or disclosed in financial statements prepared in accordance with GAAP. Without limiting the foregoing, the Excluded Liabilities shall include debts, liabilities and obligations of Company, any Affiliate or Company or Member: (a) under any real estate lease or any contract or agreement to which Company or Member is a party or by which Company or Member or the Business is bound that is not an Assumed Contract or Lease for any period either prior to or after the Effective Time; (b) under any Assumed Contract or Lease with respect to periods prior to the Effective Time; (c) arising out of any collective bargaining agreement to which Company or Member is a party; (d) for any obligation for Taxes; (e) for any liability for local or state sales, use or transfer tax or other taxes that may be imposed upon the sale or assignment of the Purchased Assets pursuant to this Agreement and the Bill of Sale, regardless of when such obligation may become known and due; (f) for any damages or injuries to persons or property or for any tort or strict liability arising from or relating to events, actions or inactions in the Business or operation of the Business on or prior to the Effective Time; (g) arising out of any litigation based on occurrences, acts or omissions during the period prior to the Effective Time, whether or not threatened or pending before the Effective Time; (h) incurred by Company or Member or by the Business for borrowed money; (i) for any accounts payable of Company; (j) for amounts due or that may become due to Medicare, Medicaid or any other health care reimbursement or payment intermediary, or other third party payor on account of payment adjustments attributable to any period prior to the Effective Time, or any other form of Medicare or other health care reimbursement recapture, adjustment or overpayment whatsoever, including fines and penalties, with respect to any period ending prior to the Effective Time; (k) the debts, obligations or liabilities of Company pursuant to any of the Benefit Plans; (l) included in accounts payable that arose prior to the Closing Date; (m) all of Company’s accrued payroll, including vacation/paid time off pay with respect to Employees; and (n) under any capital lease to which Company is a party. Notwithstanding the forgoing, Excluded Liabilities does not include the liabilities to be assumed by Buyer under Section 2.3 of this Agreement.

“GAAP” means generally accepted accounting principles.

“Government Program” means Medicare, Medicaid, CHAMPUS and TriCare programs and such other similar federal, state or local reimbursement or governmental programs for which Company is eligible and in which Company participates.

“Governmental Entity” means any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“Governmental Receivables” means all accounts receivable of the Business as of the Effective Time that are related to Medicare, Medicaid and other third-party patient claims due from governmental third-party payors.

“Income Tax” means any federal, state, local or foreign income tax measured by or imposed on net income, including any interest, penalties, or additions thereto, whether or not disputed.

“Independent Auditor” means an independent national or regional accounting firm which is acceptable to the parties and is not the auditor for with either Buyer or Sellers or their respective Affiliates.

“Intangible Personal Property” means all intangible personal property necessary for, related to, and held by Sellers in the operation of the Business, which shall include: (a) to the extent transferable and subject to applicable regulatory approvals, all Licenses and Permits; (b) all Proprietary Materials; and (c) the goodwill of the Business as a going concern.

“Intellectual Property” means all (i) patents, patent applications, patent disclosures and inventions, (ii) trademarks, service marks, trade dress, trade names, logos and corporate names (in each case, whether registered or unregistered) and registrations and applications for registration thereof together, to the extent applicable, with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof, (iv) computer software, data, data bases and documentation thereof, (v) trade secrets and other confidential information (including, without limitation, ideas, formulas, compositions, inventions (whether patentable or unpatentable and whether or not reduced to practice), know-how, manufacturing and production processes and techniques, research and development information, drawings, specifications, designs, plans, proposals, technical data, copyrightable works, financial and marketing plans and customer and supplier lists and information), (vi) World Wide Web addresses and domain name registrations and (vii) works of authorship including, without limitation, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, documentation, designs, files, records, data and mask works and any rights in semiconductor masks, layouts, architectures or topography.

“Inventory” except for Excluded Inventory, means all good, merchantable, and saleable prescription pharmaceutical inventory and materials owned by Company and used in the operation of the Business.

“IRS” means the United States Internal Revenue Service.

“Leased Equipment” means all Equipment held under the Leases.

“Leased Real Property” means the premises leased by the Company at 9320 Priority Way West Dr., Indianapolis, Indiana.

“Leases” means all leases, subleases or other agreements under which the Company is lessee or sublessor of any real or personal property or has any interest in real property, including any lease deposits and/or pre-paid rent paid in connection with such leases.

“Licenses and Permits” means all certificates, certificates of need, certificates of exemption, consents, accreditations, governmental approvals, licenses, permits, pharmacy permits, franchises, authorizations and approvals issued or granted by any Governmental Entity.

“Liens” means any liens, security interests, claims, encumbrances or restrictions on transfer.

“Losses” means losses and out-of-pocket costs including, without limitation, reasonable legal fees, accounting costs, fines, penalties, compliance costs, investigation and remediation costs, and consultant, expert, and other professional fees, including any of the above incurred in enforcing a right to indemnification hereunder.

“Management Services Agreement” means the agreement between Member and Buyer attached as Exhibit 8.4.14 pursuant to which Member will provide management services to Buyer.

“Material Adverse Effect” means any event, circumstance, change or effect that, individually or in the aggregate with all other events, circumstances, changes or effects, is reasonably expected to be materially adverse to the financial condition, properties, assets, liabilities, businesses, operations or results of operations of Company other than (i) changes to the economy of the United States of America, the global economy or the markets or industries in which the Company operates, (ii) changes resulting from military actions or acts of terrorism, or (iii) changes in the debt, financing or securities markets.

“Materials of Environmental Concern” means (i) any “hazardous substance” as defined in § 101(14) of the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended from time to time (42 U.S.C. §§ 9601 et seq.) ("CERCLA") or any regulations promulgated thereunder; (ii) petroleum and petroleum by-products; (iii) asbestos or asbestos-containing material; (iv) any chemical, material or substance defined as, or included in the definition of, “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous waste” or “toxic substances” or words of similar import under any applicable federal, state or local law or under the regulations adopted or publications promulgated pursuant thereto, including, but not limited to, under any Environmental Requirements; or (v) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Entity.

“Member Interests” means the capital ownership in the Company.

“Non-Income Tax” means any Tax that is not an Income Tax including any interest, penalties, or additions thereto, whether or not disputed.

“Patients of Business” means any and all persons who, at any time one (1) year period preceding the Closing Date, received goods or services from or through the Business.

“Payment Programs” means Medicare, TRICARE, Medicaid, Worker’s Compensation, Blue Cross/Blue Shield programs, and all other health maintenance organizations, preferred provider organizations, health benefit plans, health insurance plans, commercial payors and other third party reimbursement and payment programs, including without limitation Company Payment Programs.

“Person” means an association, a corporation, an individual, a partnership, a limited liability company, a trust or any other entity or organization, including a Governmental Entity.

“Professional Liability Claims” means any notice, demand, claim, action, suit, inquiry, hearing, proceeding, notice of violation or investigation of a civil, criminal or administrative nature before any governmental body or before any arbitrator or mediator of any nature involving any services performed by or in connection with or on behalf of Company, or class of claims or lawsuits involving the same or similar services performed by or in connection with or on behalf of Company.

“Proprietary Materials” means all proprietary materials owned by Sellers and used in the conduct of the Business including, but not limited to, any telephone numbers, facsimile numbers, domain names, email addresses, web-sites, copyrights, patents, marketing materials, trade secrets, manuals, logos, tradenames, trademarks, software, data and other intellectual property.

“Purchased Assets” means, other than the Excluded Assets, the assets and properties of every kind, character and description used in or for the benefit of the Business, whether tangible, intangible, real, personal or mixed, and wherever located, including the cash, cash deposits, prepaid expenses (other than prepaid legal expenses) and Accounts Receivable, Records, Equipment, Inventory, Assumed Contracts and Leases, Intellectual Property, and Intangible Personal Property.

“Reconciliation Date” means the date sixty (60) days following the Closing Date.

“Records” means any and all prescriptions, prescription files and records, customer lists and patient profiles, including refill status reports and insurance coverages, co-pay and payment records, including any files or records maintained electronically and any files or records added between the date of this Agreement and the date of transfer.

“Referral Sources of Business” means any and all Persons (including without limitation, physicians, discharge planners, case managers and managed care entities) who or which, at any time during the duration of the covenants set forth in Article 11or the two (2) year period preceding the Closing Date, referred, directed, encouraged or arranged for any patient to receive goods or services from or through Business.

“Restricted Area” means the fifty (50) States within the United States.

“Securities Act” means the Securities Act of 1933, as amended.

“Secured Creditor” means H.D. Smith Wholesale Drug Co. and its Affiliates.

“Secured Creditor Assignment and Release Agreement” means the agreement in the form attached hereto as Exhibit 8.4.11 that is being executed and delivered contemporaneously with the execution and delivery of this Agreement.

“Sellers” mean Company and Member.

“Straddle Period” means any Tax year or taxable period beginning before the Closing Date and ending on or after the Closing Date.

“Tax Returns” means any return, report, statement, information return or other document (including any related or supporting information) filed or required to be filed with any Governmental Entity in connection with the determination, assessment, collection or administration of any Taxes or the administration of any laws, regulations, or administrative requirements relating to any Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, unclaimed property, environmental (including taxes under Code § 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other taxes, charges, fees imposts, levies of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Working Capital Balance” means the working capital balance measured as of the Closing Date, prepared in the form attached hereto as Annex B.

ARTICLE 2
SALE AND PURCHASE OF ASSETS

2.1            Purchased Assets. Subject to the terms and conditions set forth in this Agreement and on the basis of the representations, warranties, covenants and agreements herein, at the Closing, but effective as of the Effective Time, Sellers shall sell, convey, transfer, assign and deliver to Buyer and Buyer shall purchase, receive and accept from Sellers all right, title and interest in and to the Purchased Assets (other than the Excluded Assets). Sellers shall convey the Purchased Assets (other than the Excluded Assets) to Buyer free and clear of any Liens (except Liens being assigned to Buyer by Secured Creditor pursuant to the Secured Creditor Assignment and Release Agreement).

2.2            Excluded Assets. Notwithstanding anything contained in Section 2.1 or elsewhere in this Agreement, Buyer is not purchasing the Excluded Assets, including the Excluded Assets of Company listed on Schedule 2.2.

2.3            Liabilities to be Assumed. As of the Closing Date, Buyer shall assume all of Company’s obligations arising and accruing after the Effective Time under the Assumed Contracts and Leases set forth on Schedule 5.14(b) and those liabilities of Company as and to the extent specified on Schedule 2.3 (“Assumed Liabilities”).

2.4            Excluded Liabilities. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, BUYER DOES NOT ASSUME AND SHALL NOT BE LIABLE FOR ANY OF THE DEBTS, OBLIGATIONS OR LIABILITIES OF COMPANY, THE BUSINESS, MEMBER, OR ANY AFFILIATE OF COMPANY OR MEMBER, WHENEVER ARISING AND OF WHATEVER TYPE OR NATURE. In particular, but without limiting the foregoing, Buyer shall not assume, and shall not be deemed by anything contained in this Agreement (except as provided in Section 2.3) to have assumed and shall not be liable for the Excluded Liabilities. The intent and objective of the parties is that, except for liabilities explicitly assumed by Buyer hereunder, Buyer does not assume, and no transferee liability shall attach to Buyer pertaining to any of the Excluded Liabilities.

2.5            Instrument of Transfer. The sale of the Purchased Assets and the assumption of the Assumed Liabilities as herein provided shall be effected at the Closing by the Assignment, Assumption and Bill of Sale Agreement in the form attached hereto as Exhibit 2.5 (“Bill of Sale”).

ARTICLE 3
CLOSING

Unless the parties hereto otherwise agree in writing, the actions contemplated to consummate the transactions under this Agreement (the “Closing”) shall take place within three (3) business days of the satisfaction of the conditions set forth in Articles 8 and 9 hereto (the “Closing Date”). The Closing shall occur at a time and place mutually determined by the parties, and shall be deemed effective at 12:01 a.m. Central Time on the Closing Date (the “Effective Time”).

ARTICLE 4
PURCHASE PRICE

4.1            Closing Payment. The amount payable by Buyer for the Purchased Assets shall be Two Million Dollars ($2,000,000.00) (the “Closing Payment”). In addition, a payment to or from Buyer to reflect the Working Capital Balance at Closing shall be made as set forth below, provided, however, the parties agree that no such payment shall change the amount of the Closing Payment.

4.1.1           If the Closing Date is on or before January 15, 2012, the Working Capital Balance target at Closing is $625,000. If the Closing Date is on or before February 15, 2012, the Working Capital Balance target at Closing is $500,000. If the Closing Date is on or after February 16, 2012, the Working Capital Balance target at Closing is $400,000.

4.1.2           Subject to Section 4.1.3 below, if the Working Capital Balance on the applicable Closing Date exceeds the applicable target set forth in Section 4.1.1 plus the Collar Amount (as defined below), then Buyer shall pay Member the amount of such excess that is in excess of the Collar Amount. Subject to Section 4.1.3 below, if the Working Capital Balance on the applicable Closing Date is less than the applicable target set forth in Section 4.1.1 plus the Collar Amount, then Member shall pay Buyer the amount of such shortfall that is in excess of the Collar Amount.

4.1.3           There shall be no payment made under Section 4.1.2 unless the amount of such payment, whether upward or downward, exceeds $50,000 (the “Collar Amount”) of the applicable target under Section 4.1.1. By way of example, if the Closing Date is (i) January 15, 2012 and the Working Capital Balance is $550,000, then Member shall pay Buyer $25,000 [$625,000 minus ($550,000 + $50,000) = $25,000]; (ii) February 10, 2012 and the Working Capital Balance is $600,000, then Buyer shall pay Member $50,000 [$600,000 minus ($500,000 + $50,000) = $50,000]; or (iii) February 10, 2012 and the Working Capital Balance is $525,000, then there is no payment under Section 4.1.2.

4.1.4           Any payment under Section 4.1.2 shall be made in accordance with the procedures set forth in Section 4.3 below.

4.2            Form of Payments. All payments shall be made in readily available funds via wire transfer to an account designated by Sellers and, as to the Closing Payment, approved by Secured Creditor.

4.3            Post-Closing Adjustment for Working Capital Balance.

4.3.1         On the Reconciliation Date, Buyer shall deliver to Sellers a Closing Balance Sheet and a calculation of the Working Capital Balance as of the Closing Date. Buyer shall make books and records related to its determination of the Working Capital Balance available to Sellers, subject to Buyer’s confidentiality agreements and applicable laws and regulations on confidentiality of medical records, for purposes of evaluating the Working Capital Balance as of the Closing Date. Sellers shall have thirty (30) days to provide Buyer with written notice of any Dispute to the Working Capital Balance as of the Closing Date. Failure to provide Buyer written notice of such Dispute within such thirty (30) day period shall be deemed acceptance by Sellers of Buyer’s Working Capital Balance as of the Closing Date. If Sellers dispute the Working Capital Balance calculation by written notice to Buyer within such thirty (30) day period, then Buyer and Sellers shall have an additional fifteen (15) days to negotiate in good faith to resolve the Dispute. If the parties are unable to resolve the Dispute during the fifteen (15) day negotiation period, then either party may submit the Dispute to an Independent Auditor upon providing written notice to the other party. The resolution of the Dispute of the Working Capital Balance by the Independent Auditor shall be final and binding upon, and non-appealable by, the parties hereto and may be entered as a final judgment in any court of proper jurisdiction. The costs and expenses of the Independent Auditor shall be borne fifty percent (50%) by Buyer and fifty percent (50%) by Company.

4.4            Purchase Price Allocation. The parties agree that the Purchase Price will be allocated for all purposes (including Taxes and financial accounting) in a manner consistent with the fair market values as set forth in the allocation schedule attached hereto as Schedule 4.4 (“Purchase Price Allocation”). After the Closing, the parties will make consistent use of the mutually agreed-upon allocation for all Tax purposes and in all filing, declaration and reports with the IRS in respect thereof, including reports required to be filed under Section 1060 of the Code. Company will prepare and deliver IRS form 8594, Asset Acquisition Statement under Section 1060, in a manner consistent with the Purchase Price Allocation. In any proceeding related to the determination of any Tax, no party will contend or represent such allocation is not a correct allocation. Should there be any change in allocation, the parties will agree to a revised Form 8594 prior to the payment of the supplementary payment (or within the designated time afterward).

ARTICLE 5
REPRESENTATIONS AND WARRANTIES CONCERNING THE COMPANY

Company and Member hereby jointly and severally represent and warrant to Buyer that, as of the Effective Date and at the Closing Date, and except as disclosed on Schedule 5.0 as applicable to the representations and warranties below:

5.1            Organization and Good Standing. Company is a limited liability company and is duly organized, validly existing and in good standing under the laws of the State of Delaware. Company has the full limited liability company power and authority and all licenses, permits and authorizations necessary to carry on its business as now presently conducted and presently proposed to be conducted and to own, lease and operate the properties and assets it now owns or leases. Company is qualified to conduct business in all states or other jurisdictions where the nature of the business transacted or properties owned by it makes such qualification necessary and as necessary for Company’s full performance of its obligations under this Agreement.

5.2            Authorization; No Breach; Obligations. Company has full limited liability company power and authority necessary to execute, deliver and perform its obligations under the terms of this Agreement and all documents and agreements reasonably necessary to give effect to the provisions of this Agreement. Company has duly authorized, executed and delivered this Agreement, and Company’s execution, delivery and consummation of this Agreement and the transactions contemplated hereby will not result in (a) any conflict, breach or violation of or default under any articles of organization, operating agreement, statute, judgment, order, decree, license, law or regulation; (b) any conflict, breach or violation of or default under any judgment, order, decree, license, law or regulation applicable to Company; or (c) any breach or default under any mortgage, agreement, deed of trust, indenture or other instrument to which Company is a party or by which it is bound. All limited liability company actions and other authorizations prerequisite to Company’s execution of this Agreement and the consummation of the transactions contemplated by this Agreement have been taken or obtained by Company, including, without limitation, the approval of this Agreement and the transactions effected hereunder by Member. This Agreement and all other documents and instruments required to be signed by Company or Member hereunder constitute the legal, valid and binding obligations of Company and Member, respectively, enforceable against them in accordance with their respective terms, except insofar as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws. The execution, delivery and consummation of this Agreement and the transactions contemplated herein, will not violate or give any third party the right to modify, suspend, terminate, or accelerate an obligation under any contract, agreement or other document to which Company is a party, and will not create any Liens upon the Company’s capital stock or assets. To the knowledge of Company, there are no circumstances outstanding that give rise to any claim that could have a Material Adverse Effect.

5.3            Financial Controls. Company uses commercially reasonable efforts to establish proper and adequate internal accounting controls which provide assurance that (i) transactions are executed with management’s authorization; (ii) transactions are recorded as necessary to permit preparation of the financial statements of Company and to maintain accountability for Company’s assets; (iii) access to Company’s assets is permitted only in accordance with management’s authorization; (iv) the reporting of Company’s assets and period to period comparisons occur at regular intervals; and (v) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis

5.4            Financial Statements. Attached hereto as Schedule 5.4 are the unaudited financial statements of the Company for the fiscal years ended March 31, 2010 and 2011 (“Year End Financial Statements”), and for the interim period ended October 31, 2011 (“Mid-Year Interim Financial Statements”). All of the foregoing financial statements are herein sometimes called the “Financial Statements”. The Financial Statements have been prepared in accordance with GAAP, except as noted therein. The Financial Statements present fairly the financial position of Company, including, without limitation, its cost of goods, as of the dates indicated and present fairly the financial condition and results of the operations of Company for their respective periods and on their respective dates.

5.5            Title and Condition of Purchased Assets.

5.5.1            Schedule 5.5.1 sets forth a true, correct and complete list of all Proprietary Materials.

5.5.2            The Company has good title to all of the Purchased Assets, free and clear of all Liens, except those of the Secured Creditor. The Company does not own any real property. Schedule 5.5.2 sets forth a true and correct list of all the Leases and, with respect to all Equipment so leased, the Leased Equipment. All of the Leases are in full force and effect and constitute legal, valid and binding obligations of the Company, and with no existing or claimed default or event of default, or event which with notice or lapse of time or both would constitute a default or event of default, by the Company, or by any other party thereto. Except as set forth on Schedule 5.5.2, (i) there are no rights or options held by the Company, or any contractual obligations on its part, to purchase or otherwise acquire (including by way of lease or sublease) any interest in or use of any real or personal property, nor any rights or options granted by the Company, or any contractual obligations entered into by it, to sell or otherwise dispose of (including by way of lease or sublease) any interest in or use of any real or personal property and the continuation, validity, and effectiveness of the Leases will in no way be affected by this Agreement or the transactions contemplated herein. The Leases constitute all of the leases to which Company is a party. Except as set forth on Schedule 5.5.2, none of the Leased Equipment is leased pursuant to a capital lease. The Leases included in the Assumed Contracts and Leases will be properly assigned to Buyer on or prior to the Closing.

5.5.3            Other than Leased Equipment, all of the Equipment is described on Schedule 5.5.3. The Equipment and the Leased Equipment are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business of the Company. Each such asset is reasonably suitable for the purposes for which it presently is used, is free from patent defects, and has been regularly and appropriately maintained, repaired and replaced in accordance with manufacturer specifications according to normal industry practice in the Company’s industry. The Company owns, or leases under valid leases, all buildings, machinery, Equipment and other tangible assets and properties necessary for the conduct of the Business, as presently conducted and as presently proposed to be conducted.

(i)                the condition of the Equipment and Company’s method of doing business conform with all applicable statutes, laws, ordinances and regulations, governmental or otherwise; there are no facts or circumstances which would render the Equipment non-conforming with reference to any applicable statutes, laws, ordinances and regulations; and

(ii)               all Liens on any and all of the Equipment shall be fully released and discharged at or prior to the Closing. Leased Equipment, if any, will be properly assigned to Buyer on or prior to the Closing.

5.5.4            Company is not in breach of the Leases related to the Leased Real Property. Except as set forth on Schedule 5.5.4, Company operates the Business only from the Leased Real Property. The Leases with respect to the Leased Real Property as of the Effective Date are attached hereto as Schedule 5.5.4. In addition:

(i)                No mechanics’ or materialmen’s liens are pending or, to Company’s knowledge, threatened against the Leased Real Property; and

(ii)               No eminent domain or similar condemnation proceeding affecting all or any part of the Leased Real Property is now pending or, to Company’s knowledge, threatened.

5.5.5            All Equipment, including Leased Equipment, has been accounted for and on the day immediately preceding the Closing will either be present at the Leased Real Property or held by a third party at such party’s California location. Company will have provided Buyer with a complete and accurate listing of the location of all Equipment and Leased Equipment on the day prior to the Closing. No Equipment or Leased Equipment is missing. In addition:

5.5.6            No Equipment is on consignment to Company.

5.5.7            None of the Purchased Assets includes any outstanding capital stock of, or other equity interest in, any Person or any right to acquire, directly or indirectly, any such outstanding capital or equity interest.

5.5.8            The Purchased Assets constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate the Business in the manner presently operated by the Company.

5.5.9            Company is adequately served by all necessary public utilities including, but not limited to, electricity and gas, if necessary, and is connected to and adequately serviced by municipal sewers and water lines.

5.6            Environmental Laws and Regulations. (i) The Company is in compliance with all applicable Environmental Requirements relating to the Business and the Leased Real Property including, but not limited to, any Environmental Requirements relating to the use, storage, treatment, disposal, including any arrangement thereof, or transportation of any Materials of Environmental Concern; (ii) during the Company's occupancy and operation of the Leased Real Property, no release, leak, discharge, spill, disposal, or emission of any Materials of Environmental Concern has occurred in, on, or under the Leased Real Property in a quantity or manner that violates Environmental Requirements; (iii) there is no pending or, to the knowledge of the Company, threatened litigation or administrative proceeding or investigation (whether civil, criminal or administrative) concerning the Leased Real Property involving any Materials of Environmental Concern or Environmental Requirements; and (iv) there is no material quantity of asbestos or asbestos-containing material within the Leased Real Property.

5.7            Compliance with Law. Except as set forth on Schedule 5.7, (i) the operations of Company have been conducted in accordance with all laws, regulations, orders and other applicable legal requirements of all courts and other governmental bodies having jurisdiction over Company or its employees, assets, properties and operations; (ii) no violation or default of any law, regulation, order or other legal requirement exists and Company is not in default with respect to any order, writ, judgment, award, injunction or decree of any governmental body or arbitrator, domestic or foreign, applicable to Company or any of its assets, properties or operations with respect thereto and no event has occurred which may result in a violation or give rise to a remedial obligation; and (iii) no employee or independent contractor of Company has been excluded from participating in Medicare, Medicaid or any other federal health care program (as defined in 42 U.S.C. §§ 1320a-7b(f)).

5.8            Litigation or Claims. Except as set forth on Schedule 5.8:

5.8.1            There are no claims, actions, suits, proceedings, labor disputes or investigations pending or, to the knowledge of Company, threatened before any governmental body, or before any arbitrator or mediator of any nature, brought by or against Company or any of its officers, directors, employees, or agents involving, affecting or relating to the Business or its Purchased Assets or the transactions contemplated by this Agreement, nor is any basis known to Company for any such action, suit, proceeding or investigation. Company is not subject to any order, writ, judgment, award, injunction or decree of any governmental body or arbitrator, domestic or foreign, that affects the Business or Purchased Assets, or that could reasonably be expected to interfere with the transactions contemplated by this Agreement. Company is not in violation of any regulation, law or order of any court or federal, state, municipal or other governmental agency or instrumentality, nor has Company received any notice of any alleged noncompliance with any such matter. Company has furnished to Buyer true and correct copies of all audit response letters pertaining to Company received in the thirty-six (36) months preceding the date hereof from legal counsel devoting substantive attention to matters which may result in any liability or obligation of Company.

5.8.2            (i) There are no Professional Liability Claims pending or, to the knowledge of Company, threatened, and (ii) Company has received no notice of and there has not been any accident, happening or event which is caused or allegedly caused by or otherwise involving any services performed by or in connection with or on behalf of Company that is reasonably likely to result in or serve as a basis for a Professional Liability Claim.

5.8.3            There are no facts, circumstances or conditions that would reasonably be expected to form the basis for any material investigation, suit, claim, audit, action (legal or regulatory) or proceeding (legal or regulatory) by a Governmental Entity or qui tam relator against or affecting the Company.

5.9            Licenses and Permits. Schedule 5.9 sets forth a true and complete list and summary description of all Licenses and Permits, and all pending applications therefor. Each License and Permit has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened administrative or judicial proceeding to revoke, cancel, suspend or declare such License and Permit invalid in any respect. Except as provided in Schedule 5.9, no consent of any federal, state or local authority is required in connection with the execution, delivery and performance of this Agreement by Member or Company or the transfer of the Purchased Assets to Buyer in order for all Licenses and Permits to remain in full force and effect after the Closing of the transactions contemplated hereby. The Licenses and Permits constitute all of the licenses and permits under any legal requirements necessary for Company to lawfully conduct and operate its business in the manner in which it is currently conducted or is anticipated to be conducted and to operate its business and to permit Company to own and use its assets in the manner in which it currently owns and uses such assets. Each Employee has all Licenses and Permits necessary for his or her performance of duties for Company, all such Licenses and Permits are valid and in full force and effect, and copies of such Licenses and Permits are attached to Schedule 5.12.2.

5.10            Accreditations. Schedule 5.10 sets forth a true and complete list and summary descriptions of all accreditations held by Company and all pending applications therefor. Each accreditation has been duly obtained, is valid and in full force and effect, and is not subject to any pending or threatened proceeding to revoke, cancel, suspend or declare such accreditation invalid in any respect. Except as provided in Schedule 5.10, no consent of any accrediting body is required in connection with the execution, delivery and performance of this Agreement by Member or Company or the transfer of the Purchased Assets to Buyer in order for all accreditations to remain in full force and effect after the Closing of the transactions contemplated hereby. The accreditations listed on Schedule 5.10 constitute all of the accreditations necessary for Company to operate its business in the manner in which it is currently conducted or is anticipated to be conducted and to operate its business and to permit Company to own and use its assets in the manner in which it currently owns and uses such assets.

5.11          Insurance.

5.11.1         Schedule 5.11.1 lists all policies of insurance to which Company is a party or under which Company, or any director of Company, is or has been covered at any time since September 2010, and all pending applications for policies of insurance and describes any self-insurance arrangement by or affecting Company, including any reserves established thereunder, and describes any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by Company. Company has maintained, at all times since its Member Interests were acquired by Member, insurance coverage for professional liability, general liability and workers’ compensation.

5.11.2         All policies to which Company is a party or that provide coverage to Company or any director or officer of Company:

(i)                are valid, outstanding, and enforceable;

(ii)               are issued by an insurer that is financially sound and reputable;

(iii)              taken together provide reasonably adequate insurance coverage for the assets and the operations of Company in such amounts and subject to such terms as are commercially reasonable for a person carrying on the same business or businesses as Company, including coverage for claims applicable to the period prior to Closing;

(iv)              are sufficient for compliance with all legal requirements and contracts to which Company is a party or by which it is bound;

(v)               do not provide for any retrospective premium adjustment on the part of Company; and

(vi)              provide coverage on an occurrence basis, except as otherwise described on Schedule 5.11.1.

5.11.3         Other than in connection with renewal in the ordinary course of business, since December 31, 2008, Company has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

5.11.4         Company has paid all premiums due, and has otherwise performed all of its obligations, under each policy to which Company is a party or that provides coverage to Company or any director thereof.

5.11.5         Company has given notice to the insurer of all claims that may be insured thereby.

5.12            Employment.

5.12.1         Company is in compliance in all respects with all applicable laws relating to employment and employment practices, payroll obligations, terms and conditions of employment, wages and hours, occupational safety and health, including laws concerning unfair labor practices within the meaning of Section 8 of the National Labor Relations Act, as amended, and the employment of non-residents under the Immigration Reform and Control Act of 1986, as amended.

5.12.2         Schedule 5.12.2 hereto contains a true and accurate list of Employees, together with each such person’s date of hire, title or job position, current hourly wage or salary, bonus, accrued vacation, sick and other paid time off, and amount of any other accrued benefits to which such person may be entitled or for which such person has made a written or oral claim to Company. Company has paid (or will pay prior to the Closing Date) all accrued benefits and wages for all Employees through the Closing Date. Except as indicated on Schedule 5.12.2, no Employee (i) has an employment agreement with Company, whether written or oral, or (ii) has indicated to Company that he or she intends to terminate his or her employment with Company or seek a material change in his or her duties or status. There is no union contract or other collective bargaining agreement in existence affecting the Company. The Company has not received notice from the National Labor Relations Board that a petition for recognition for a collective bargaining unit has been filed by or on behalf of its employees, nor is the Company aware of any attempts by any union to obtain recognition as a bargaining agent in respect thereof and there have been no grievance disputes or slowdowns with respect to its employees.

5.12.3

(i)                There are no charges, governmental audits, investigations, administrative proceedings or complaints concerning Company’s employment practices pending or threatened before any federal, state or local agency or court, and no basis for any such matter exists;

(ii)               Except as disclosed on Schedule 5.12.2, there are no inquiries, investigations or monitoring of activities of any licensed, registered, or certified professional personnel employed by, credentialed or privileged by, or otherwise Affiliated with or engaged by Company pending or threatened by any state professional board or agency charged with regulating the professional activities of health care practitioners;

(iii)              Company has not experienced any organized slowdown, work interruption, strike, or work stoppage by the employees.

5.13          Employee Benefit Matters.

5.13.1         Schedule 5.13 is a complete and correct list of each Benefit Plan which is maintained or contributed to by Seller or by any other corporation or trade or business controlled by, controlling or under common control with Seller (within the meaning of Code Section 414 or ERISA Section 4001(a)(14) or 40001(b) (“ERISA Affiliate”) or has been maintained or contributed to in the last four (4) years by Company or an ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has or may have any liability.

5.13.2         No Benefit Plan is a multiemployer plan or single-employer plan (as defined in Section 4001 of ERISA) which is subject to Title IV of ERISA, and neither Seller nor any ERISA Affiliate has ever contributed or been obligated to contribute to any such plan.

5.13.3         Neither Seller nor any ERISA Affiliate has terminated a Benefit Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA within the 6-year period preceding the Closing Date.

5.13.4         Except as disclosed on Schedule 5.13.4, with respect to each Benefit Plan, (1) full payment has been made of all amounts that are required under the terms of each Benefit Plan to be paid as contributions with respect to all periods prior to the Closing Date, (2) the sponsor of each Benefit Plan has paid in full all required insurance premiums, subject only to normal retrospective adjustments in the ordinary course, with respect to periods ending prior to the Closing Date, (3) all reports and information relating to each Benefit Plan have been timely filed with the IRS or Department of Labor or disclosed or provided to participants and beneficiaries in accordance with the Code and ERISA, (4) there have been no “prohibited transactions” within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist and (5) each Benefit Plan has been maintained and administered in compliance with its terms and with the requirements prescribed by any and all applicable laws, including but not limited to the Code, ERISA, the Health Insurance Portability and Accountability Act of 1996 and the Consolidated Omnibus Budget Reconciliation Act of 1985.

5.13.5         Each Benefit Plan which is intended to be qualified under Code Section 401(a) has received a favorable determination letter from the IRS, and neither the Seller nor any ERISA Affiliate has knowledge of any circumstances that will or could result in revocation of any such favorable determination letter.

5.14          Contracts. All Contracts and all Leases are listed on Schedule 5.14(a). All Assumed Contracts and Leases are listed on Schedule 5.14(b). Each of the Assumed Contracts and Leases require the consent of the applicable third party prior to the consummation by the parties of the transactions contemplated by this Agreement. Company has made available to Buyer during due diligence true and complete copies of all Contracts and all Leases. None of the Assumed Contracts and Leases contains any covenant or commitment that in any way purports to restrict Company’s business activity or limit the freedom of Company to engage in any line of business or to compete with any Person. Each Contract is valid and effective in accordance with its terms, and there is not under any Contract (i) any existing or claimed default by Company or Member or event which, with notice or lapse of time or both, would constitute a default by Company or Member or (ii) any existing or claimed default by any other party or event which, with notice or lapse of time or both, would constitute a default by any such party. The continuation, validity and effectiveness of each Contract will not be affected by the transactions contemplated hereunder, and such transactions will not result in a breach of or default under any of the Contracts. There is no actual or, to the knowledge of Sellers, threatened termination, cancellation or limitation of any Contract. To the knowledge of Sellers, there is no pending or threatened bankruptcy, insolvency or similar proceeding with respect to any other party to any of the Contracts. The Contracts include all arrangements to which Company is a party which (a) have with expected payments or receipts of more than Five Thousand Dollars ($5,000.00) in any given year, (b) are not terminable on less than thirty one (31) days’ notice, or (c) involve direct or indirect payments to or from physicians or other potential sources of referrals (or Persons owned or controlled, in whole or in part, by physicians or potential sources of referrals, including those in a position to influence referrals).

5.15            Tax Matters. Except as disclosed on Schedule 5.15:

5.15.1         Company has filed, or Member has caused to be filed with respect to Company, on a timely basis and subject to all permitted extensions, all Tax Returns relating to or required by law to be filed by Company in connection with any Taxes, with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed, and all such Tax Returns were true, correct and complete. All Taxes that are shown as due on such Tax Returns have been timely paid, or delinquencies cured with payment of any applicable penalties and interest, as of the Closing Date. Company has not requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Company has furnished to Buyer true and complete copies of (i) relevant portions of tax audit reports, statements of deficiencies, closing or other agreements received by Company or Member on behalf of Company relating to the assets of Company from the Internal Revenue Service, or from any other taxing authority and (ii) all federal, state and local income tax returns of Company filed for Company fiscal years ending March 31 of the years 2008, 2009 and 2010. There are no Liens for Taxes (except with respect to current Taxes not yet due) on any of the Company’s assets, and no basis exists for the imposition of any such Liens, and the consummation of the transactions contemplated by this Agreement will not give rise to any Liens for Taxes on any of the Company’s assets. No adjustment or deficiency of any Tax or claim for additional Taxes has been proposed, asserted or assessed, or to the knowledge of Company, threatened against Company. Company has no dispute with any taxing authority as to Taxes of any nature. There are no audits or other examinations being conducted or, to the knowledge of Company, threatened, and there is no deficiency or refund litigation or controversy in progress or, to the knowledge of Company, threatened with respect to any Taxes previously paid by Company or with respect to any returns previously filed by Company or on behalf of Company. Company has not made any extension or waiver of any statute of limitations relating to the assessment or collection of Taxes. There are in effect no powers of attorney or other authorizations to any persons or representatives of Company with respect to any Tax. Company has complied with all applicable laws, rules and regulations relating to the withholding of Taxes and the payment thereof (including, without limitation, withholding of Taxes under section 1441 and 1442 of the Code, or similar provision under foreign laws), and timely and properly withheld from employee wages and paid over to the proper governmental authorities all amounts required to be withheld and paid over under applicable laws.

5.15.2         None of the Tax Returns contains any position that is, or would be, subject to penalties under section 6662 of the Code (or any corresponding provisions of state, local or non-U.S. Tax law). Company has not entered into any “listed transactions” as defined in Treasury regulation section 1.6011-4(b)(2), and Company has properly disclosed all reportable transactions as required by Treasury regulation section 1.6011-4, including filing Form 8886 with Tax Returns and with the Office of Tax Shelter Analysis.

5.15.3         No claim has ever been made by a taxing authority in a jurisdiction where the Company does not files Tax Returns that it is or may be subject to taxation in that jurisdiction.

5.15.4         The Company is not a party to any agreement, contract, arrangement, or plan that has resulted or would result, separately, or in the aggregate, in the payment of any “excess parachute payment” within the meaning of Code section 280G or in a payment that would not be fully deductible under Code section 162(m).

5.15.5         There are no contracts, agreements, plans or arrangements covering any person that, individually or collectively, will be subject to the rules of Code section 409A (pertaining to deferred compensation arrangement).

5.16          Brokers and Investment Advisors. Company has not employed, contracted for the services of or authorized any broker, finder or investment advisor with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby. Company shall be solely responsible for payment of all fees or other payments due to any such broker, finder or investment advisor in connection with the transactions contemplated herein as a result of Company’s actions.

5.17          Payment Programs. All Company Payment Programs and provider numbers for each Company Payment Program are listed on Schedule 5.17. Company is a provider, in good standing, in each Company Payment Program. There is no pending, concluded or, to the knowledge of Company, threatened investigation, or civil, administrative or criminal proceeding relating to Company’s participation in any Payment Program, except as disclosed on Schedule 5.17. Company is not subject to, nor has it been subjected to, any pre-payment utilization review or other utilization review by any Payment Program. No Payment Program has requested or threatened any recoupment or set-off from Company and there is no basis therefor. Company has paid, repaid, allowed to be offset or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments. There are no pending appeals, challenges, audits, inquiries, litigation or notices of intent to audit with respect to any prior reports or billings. Except as disclosed on Schedule 5.17, during the last two (2) years Company has not been audited or otherwise examined by any Payment Program. No Payment Program has imposed a fine, penalty or other sanction on Company. Neither Company nor any of its Affiliates has been excluded from participation in any Payment Program. Company has not submitted to any Payment Program any false or fraudulent claim for payment, nor has Company at any time violated any condition for participation, or any rule, regulation, policy or standard of any Payment Program. All Medicare, Medicaid and third party reports and claims filed or required to be filed by or on behalf of Company have been timely filed and are complete and accurate in all respects. Such reports and claims properly claim and disclose all information and other items to be disclosed for the periods covered thereby.

Neither Company nor any of Company’s Affiliates, directors, Members, officers, employees or agents, has directly or indirectly: (i) offered to pay to or solicited any remuneration from, in cash, property or in kind, or made any financial arrangements with, any past or present patient or customer, or physician, other health care provider, supplier, contractor, third party, or Payment Program in order to induce or directly or indirectly obtain business or payments from such person, including without limitation any item or service for which payment may be made in whole or in part under any federal, state or private health care program, or for purchasing, leasing, ordering or arranging for or recommending, purchasing leasing, or ordering any good, facility, service or item for which payment may be made in whole or in part under any federal, state or private health care program, in violation of any applicable laws or regulations; (ii) given or received, or agreed to give or receive, or is aware that there has been made or that there is any agreement to make or receive, any gift or gratuitous payment or benefit of any kind, nature or description (including without limitation in money, property or services, but not including services rendered in the ordinary course for which fair market value payment was made by the recipient) to any past, present or potential patient or customer, medical director, physician, other health care provider supplier or potential supplier, contractor, Payment Program or any other person; (iii) made or agreed to make, or is aware that there has been made or that there is any agreement to make, any contribution, payment or gift of funds or property to, or for the private use of, any governmental official, employee or agent where either the contribution, payment or gift or the purpose of such contribution, payment or gift is or was illegal under the laws of the United States or under the laws of any state thereof or any other jurisdiction in which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason; or (v) made or received or agreed to make or receive, or is aware that there has been made or received or that there has been any intention to make or receive, any payment to any person with the intention or understanding that any part of such payment would be used for any purpose other than that described in the documents supporting such payment. All billing practices of Company and all predecessors in interest thereof with respect to all Payment Programs have been true, fair and correct, and in compliance with all applicable laws, and all regulations and policies of all such Payment Programs, and Company has not billed for or received any payment or reimbursement in excess of amounts permitted by law or the rules and regulations of Payment Programs or contracts therewith.

5.18          Inventory. All Inventory including, without limitation, the inventory identified by Buyer in connection with its conduct of an inventory as of the Closing Date as required by applicable law, is in good condition, and Company reasonably expects that amount of Inventory on hand as of the Closing will be substantially consumed prior to its outdate in the operation of the Business in the ordinary course based on the current levels of operation. The amount and quality of the Inventory is consistent with normal operating levels maintained by the Company in keeping with past practice. No item of Inventory is beyond expiration date, obsolete or unusable. The Buyer and the Company shall take a physical inventory on the Closing Date to identify Excluded Inventory and confirm that the Inventory level is consistent with normal operating levels maintained by the Company in keeping with past practice.

5.19          Patients. Schedule 5.19 is a true and complete list of all active patients of the Company as of the day prior to the date hereof. At Closing, Schedule 5.19 will be updated to reflect a list of all patients on the day prior to Closing. Schedule 5.19 will be redacted in the execution copy to delete patient-identifying information.

5.20          Referral Sources. Schedule 5.20 is a true and complete list of the Referral Sources of the Business as of the day prior to the date hereof. At Closing, Schedule 5.20 will be updated to reflect the Referral Sources of the Business on the day prior to Closing.

5.21          Ownership; No Subsidiaries. Member is the sole owner of Company. Except as disclosed on Schedule 5.21, Company does not own and has not owned, either directly or indirectly, any interest or investment (whether debt or equity) in or been a member of any corporation, partnership, joint venture, business trust or other entity. No other person has any right to acquire any capital stock or rights to purchase capital stock of the Company.

5.22          Solvency. There is no bankruptcy or insolvency proceeding of any character, including without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, pending or threatened against Company. Company’s sale of the Purchased Assets has not been undertaken with the intention to hinder, delay or defraud Company’s current or future creditors. Upon consummation of the transactions set forth in the Agreement, (i) Company shall have no debt obligations to any party and (ii) Company will not engage in any business or transactions except as incidental to the dissolution or winding up of Company. Neither Company nor Member have knowledge of any other asserted or threatened claim against Company, including claims for taxes and personal liability, wrongful death, or any other sort of tort claim. By entering into this Agreement and consummating the transactions contemplated in this Agreement, neither Company nor Member intends to incur, nor believes that it will incur, debts that will be beyond such party’s ability to pay as such debts mature.

5.23          Transactions With Affiliates. No Member, director, officer or employee of Company or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of any equity interest, is a party to any transaction with Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of goods or services by, rental of real or personal property from or to, or otherwise requiring payments or involving other obligations to any such person or firm. Except as disclosed on Schedule 5.23, the amount paid by the Company in connection with any Contract or Lease where the other party is a partner or an affiliate of a partner is consistent with fair market value in an arm’s length transaction.

5.24          [Reserved].

5.25          Absence of Certain Events. Since November 1, 2010, Company has conducted its business only in the ordinary course and in a manner consistent with past practices. As amplification and not in limitation of the foregoing, since April 1, 2011, there has not been, except as set forth on Schedule 5.25:

5.25.1         Any material decrease in the net book value of the Company’s assets other than ordinary depreciation consistent with past practices;

5.25.2         Any voluntary or involuntary sale, assignment, license or other disposition, of any kind, of any property or right, except as contemplated by this Agreement and except for the utilization of supplies, inventories and drugs in the ordinary course of business;

5.25.3         Any Lien imposed or created on the Company’s assets, except for:

(i)                Current liabilities incurred for services rendered or goods supplied in the ordinary course of the operations of the Company; or

(ii)               Liabilities on account of taxes and governmental charges not yet due, but not penalties, interest or fines in respect thereof;

5.25.4         Any extraordinary compensation, bonuses or distribution to Member or any employee of Company.

5.25.5         Any termination of any provider agreement or other Contract pursuant to which Company receives compensation or reimbursement for patient care services;

5.25.6         Any sale, transfer, assignment, termination, modification or amendment of any Contract, except for terminations, modifications and amendments of Contracts made in the ordinary course of business consistent with past practice;

5.25.7         Any notice (written or oral) to Company that any Contract has been breached or repudiated or will be breached or repudiated;

5.25.8         Any payment, amendment or increase by Company, except in the ordinary course of business, of any bonuses, salaries, severance or benefits or other compensation to any director, officer, or employee or entry into any employment, severance, or similar contract, any loans to, or entry into any transaction of any nature with any director, officer, or employee or any related party of Company;

5.25.9         Any failure to pay or discharge when due (subject to applicable grace periods for trade payables in the ordinary course) any liabilities which arose out of the ownership or operation of the Company, except for those liabilities which are disputed in good faith;

5.25.10       Any change in any of the accounting principles adopted by Company, or any change in Company’s policies, procedures, or methods with respect to applying such principles;

5.25.11       Any transaction or Contract outside the ordinary course of business of the Company;

5.25.12       Any borrowing of any amount or the discharge or satisfaction of any Lien or incurrence or payment of any obligation or liability (absolute or contingent), other than current liabilities shown on the Mid-Year Interim Financial Statements and current liabilities incurred since that date in the ordinary course of business of Company (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit);

5.25.13       Any new investment of a capital nature, whether by purchase of stock or securities, contributions to capital, property transfers or otherwise, in any partnership, limited liability company, corporation or other entity, or purchase of any property or assets;

5.25.14       Any cancellation, waiver or compromise, in whole or in part, of any debt or claim other than in the ordinary course of business of Company;

5.25.15       Any waiver or release of any rights, including without limitation, any intangible rights, other than in the ordinary course of business of Company;

5.25.16       Any loss or damage (whether or not such loss or damage shall have been covered by insurance) which materially affected Company’s ability to conduct its business;

5.25.17       Any notification of cancellation or to the knowledge of Company threatened cancellation of, or cancellation, amendment or intentional or knowing waiver of any rights which, individually or in the aggregate, would have a Material Adverse Effect on Company;

5.25.18       Any written or oral notice or communication from any patient, referral source, client or third party payor, which represents average annual revenue of Four Million Dollars ($4,000,000) or more for Company over the past three (3) fiscal years, of intent to discontinue or materially reduce prior levels of business;

5.25.19       Any other change, event, or condition which, in any case or in the aggregate, has had or is reasonably expected to have a Material Adverse Effect on Company; or

5.25.20       Agreement, whether oral or written, by Company to do any of the foregoing.

5.26          HIPAA. The Company (i) is in material compliance with the standard transaction requirements established by Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and HIPAA's accompanying transaction set, privacy, and security regulations, and (ii) has developed and implemented appropriate policies and procedures and training programs for compliance with HIPAA's privacy and security regulations.

5.27          Compliance. The Company has established and implemented a corporate compliance plan, including policies and procedures and a code of ethics, to promote compliance and detect non-compliance of the Company’s operations and its employees with all applicable all laws, regulations, orders and other applicable legal requirements.

5.28          Intellectual Property.

5.28.1         Schedule 5.28 hereto contains a complete and accurate list of all Company Intellectual Property included in clauses (i) – (iii) and (vi) of the definition of Intellectual Property. Schedule 5.28 contains a complete and accurate list of all licenses and other rights granted by the Company to any Person with respect to any Company Intellectual Property and all licenses and other rights granted by any Person to the Company with respect to any Company Intellectual Property (excluding "off-the-shelf" programs or products or other "shrink wrap" software licensed in the ordinary course of business) identifying the subject Company Intellectual Property.

5.28.2         To the knowledge of the Company, the Company owns or possesses sufficient legal rights to all Intellectual Property necessary for or used in the Business without any infringement of the rights of others. To the knowledge of the Company, the Company is not infringing upon any Intellectual Property of any other Person, and the Company has no knowledge of any violation by any Person of any Company Intellectual Property. The Company has not received any written notice from any Person claiming infringement of a Person's Intellectual Property rights, nor has Company received any written communication inviting Company to negotiate for a license under any Person's Intellectual Property.

5.28.3         Each item of Company Intellectual Property owned by the Company is valid and subsisting, and all necessary registration, maintenance and renewal fees in connection with such Company Intellectual Property have been paid and all necessary documents and certificates in connection with such Company Intellectual Property have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Company Intellectual Property.

5.29          SEC Filings. Company has made available to Buyer (through reference to documents filed by EDGAR or otherwise) accurate and complete copies of all material reports filed by Member with the U.S. Securities and Exchange Commission within the last two (2) years, all in the form so filed (as amended to date, including the financial statements thereto, the “Member SEC Reports”). As related to the Business and as of their respective filing dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the filing date of such amending or superseding filing), the Member SEC Reports were prepared in accordance and complied in all material respects with the requirements of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as the case may be, and the rules and regulations of the U.S. Securities and Exchange Commission thereunder applicable to such Member SEC Reports.

5.30          Accounts Receivable. The Accounts Receivable and Governmental Receivables represent bona fide sales actually made or services actually delivered in the ordinary course of business consistent with past practice and have been or will have been billed or invoiced in the ordinary course of business consistent with past practice in accordance with all applicable laws. The amount of Accounts Receivable to be reflected in the Working Capital Balance shall include a reserve for uncollectible items consistent with historical experience.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF MEMBER

Member hereby represents and warrants to Buyer that except as disclosed on Schedule 5.0:

6.1            Organization and Good Standing, Authorization and No Breach. Member is a Nevada corporation and is duly organized, validly existing and in good standing under the laws of the State of Nevada. Member has the full corporate power and authority to carry on its business as presently conducted and to own and lease the properties and assets that it now owns and leases. Member is qualified to conduct business and is in good standing in all states or other jurisdictions where the nature of the business transacted or properties owned by it makes such qualification necessary and as necessary for Member’s full performance of its obligations under this Agreement. Member has the full corporate power and authority to execute, deliver and perform its obligations under the terms of this Agreement and all documents and agreements reasonably necessary to give effect to the provisions of this Agreement. Member has duly authorized, executed and delivered this Agreement and the execution, delivery and consummation of this Agreement and the transactions contemplated hereby will not result in any material conflict, breach or violation of or default under any articles of incorporation, bylaw, statute, judgment, order, decree, license, law or regulation; nor will the execution, delivery and consummation of this Agreement and the transactions contemplated hereby result in any material breach or default under any mortgage, agreement, deed of trust, indenture or other instrument to which Member is a party or by which it is bound. All corporate action and other authorizations prerequisite to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement have been taken or obtained by Member. Neither the execution of this Agreement nor the consummation of any transactions contemplated herein, violates any material contract, agreement, or other document to which Member is a party or to which Member is otherwise subject. This Agreement is a valid and binding agreement of Member enforceable in accordance with its terms, except insofar as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws.

6.2            Title to Member Interests, Etc. Member is the record and beneficial owner of, and has good and marketable title to, the Member Interests free and clear of all Liens, agreements, voting trusts, proxies and other arrangements or restrictions of any kind whatsoever (except Liens being assigned to Buyer by Secured Creditor pursuant to the Secured Creditor Assignment and Release Agreement). Neither Member nor any other person owns any other securities of the Company other than the Member Interests, and, except for this Agreement, there are no agreements or other rights or arrangements existing which provide for the sale, purchase, exchange or other transfer by Member of any of the Member Interests or any other security of the Company.

6.3            Brokers and Investment Advisors. Member has not employed, contracted for the services of or authorized any broker, finder or investment advisor with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby. No fee or other payment is due and owing to any broker, finder or investment advisor in connection with the transactions contemplated herein as a result of Member’s actions.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer hereby represents and warrants to Sellers that:

7.1            Organization in Good Standing. Buyer is an Illinois limited liability company and is duly organized, validly existing and in good standing under the laws of the State of Illinois. Buyer has the full limited liability company power and authority to carry on its business as presently conducted and to own and lease the properties and assets that it now owns and leases. Buyer is qualified to conduct business and is in good standing in all states or other jurisdictions where the nature of the business transacted or properties owned by it makes such qualification necessary and as necessary for Buyer’s full performance of its obligations under this Agreement.

7.2            Buyer’s Authority and No Breach. Buyer has the full corporate power and authority to execute, deliver and perform its obligations under the terms of this Agreement and all documents and agreements reasonably necessary to give effect to the provisions of this Agreement. Buyer has duly authorized, executed and delivered this Agreement and the execution, delivery and consummation of this Agreement and the transactions contemplated hereby will not result in any material conflict, breach or violation of or default under any articles of incorporation, bylaw, statute, judgment, order, decree, license, law or regulation; nor will the execution, delivery and consummation of this Agreement and the transactions contemplated hereby result in any material breach or default under any mortgage, agreement, deed of trust, indenture or other instrument to which Buyer is a party or by which it is bound. All corporate action and other authorizations prerequisite to the execution of this Agreement and the consummation of the transactions contemplated by this Agreement have been taken or obtained by Buyer. Neither the execution of this Agreement nor the consummation of any transactions contemplated herein, violates any material contract, agreement, or other document to which Buyer is a party or to which Buyer is otherwise subject. This Agreement is a valid and binding agreement of Buyer enforceable in accordance with its terms, except insofar as enforcement hereof may be limited by bankruptcy, insolvency or other similar laws.

7.3            Brokers and Investment Advisors. Buyer has not employed, contracted for the services of or authorized any broker, finder or investment advisor with respect to the negotiations leading up to the execution of this Agreement or the consummation of the transactions contemplated hereby. No fee or other payment is due and owing to any broker, finder or investment advisor in connection with the transactions contemplated hereunder as a result of Buyer’s actions.

ARTICLE 8
BUYER’S CONDITIONS PRECEDENT TO CLOSING

            The obligations of Buyer to consummate the transactions described in this Agreement are subject to the satisfaction, before the Effective Time, of the following conditions precedent, any of which may be waived in writing by Buyer.

8.1            Representations and Warranties to be True and Correct. The representations and warranties of Company and Member set forth in this Agreement and in the schedules delivered pursuant hereto shall be complete, true and correct in all respects as of the Effective Time and the pre-Closing agreements, covenants and conditions required by this Agreement to be performed and complied with by Company and Member shall have been performed and complied with in all respects. The execution and delivery of the certificate described in Section 8.4.3 shall not serve to limit any of Sellers’ liabilities and obligations following the Closing Date.

8.2            No Company Material Adverse Effect. Except for the matters related to the Secured Creditor, there shall have been no changes that have had or are reasonably likely to have a Material Adverse Effect on the Company since the Mid-Year Interim Financial Statements.

8.3            No Claim Regarding the Purchased Assets or Sale Proceeds. There must not have been made or threatened by any person any unresolved claim asserting that such person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any of the Purchased Assets, or (b) is entitled to all or any portion of the purchase price payable for the Purchased Assets.

8.4            Supporting Documents. Buyer shall have received the documents set forth below:

8.4.1           The Bill of Sale signed by an authorized representative of each of the Sellers;

8.4.2           Recordable assignments of Intellectual Property of the Company, including patents and trademarks, in the form and substance acceptable to Buyer;

8.4.3           A certificate signed by an authorized officer of Company dated the Closing Date and certifying that Company (i) knows of no facts which would cause Company to be in breach of any of its representations and warranties hereunder as of the Effective Time and (ii) reserved sufficient funds necessary to pay all payroll taxes and insurance obligations with respect to its Employees;

8.4.4           A certificate of good standing for Company from the Secretary of State of Delaware dated not more than thirty (30) days prior to the Closing Date;

8.4.5           A certificate of the Secretary or an Assistant Secretary of Company dated the Closing Date and certifying: (1) that attached thereto is a true and complete copy of the Certificate of Formation and Operating Agreement of Company as in effect on the date of such certification; (2) that attached thereto is a true and complete copy of all resolutions adopted by the Member of Company (or an executive committee thereof) authorizing the execution, delivery and performance of this Agreement and the ancillary agreements and all transactions contemplated by this Agreement and that all such resolutions are in full force and effect as of the Closing Date; and (3) that the Certificate of Formation and Operating Agreement of Company have not been amended since the date of the last amendment referred to in the Certificate of Formation and Operating Agreement attached pursuant to subsection (1) of this Section 8.4.5;

8.4.6           Correspondence or documentation reasonably acceptable to Buyer evidencing the release and satisfaction of all Liens on all of the Purchased Assets (except Liens being assigned to Buyer by Secured Creditor pursuant to the Secured Creditor Assignment and Release Agreement);

8.4.7           The Equipment and Leased Equipment list required pursuant to Section 5.5.5;

8.4.8           The updated patient list required pursuant to Section 5.19;

8.4.9           The updated list of Referral Sources of the Business required pursuant to Section 5.20;

8.4.10         The insurance certificate required pursuant to Section 10.10;

8.4.11         Buyer shall have entered into a Major Value Participation Agreement with Secured Creditor;

8.4.12         True and complete files for all Assumed Contracts and Leases, including originally signed copies of each Assumed Contract and Lease and all correspondence, amendments, modifications and waivers related thereto;

8.4.13         Buyer and Marvin Richardson shall have entered into a mutually acceptable employment arrangement;

8.4.14         The executed Management Services Agreement in the form of Exhibit 8.4.14;

8.4.15         With respect to each Assumed Contract and Lease, Company shall deliver to Buyer copies of duly executed consents for assignment for each Assumed Contract and Lease, executed by the applicable third party for each such Assumed Contract and Lease, in a form reasonably acceptable to Buyer;

8.4.16         Completed and executed landlord estoppel certificate and tenant estoppel certificate substantially in the forms attached hereto as Exhibit 8.4.16(a) and Exhibit 8.4.16(b), respectively, from the landlord and tenant to the Assumed Real Estate Lease;

8.4.17         A fully executed Assignment, Amendment and Landlord Consent Agreement (or other document(s) granting Buyer possession and use of the Leased Real Property for a period of not less than (90) days) by and between Arcadia Resources, Inc., PP Indianapolis II Project Corporation and Buyer for the Leased Real Property in a form and substance acceptable to Buyer;

8.4.18         [Reserved];

8.4.19         All Licenses and Permits, including all NCPDP numbers, Medicaid or Medicare numbers, or similar items issued from applicable governmental bodies that Buyer requires to operate the Business;

8.4.20         A duly executed Lockbox, Sweep and Assignment Agreement by and between Buyer and Company for the delivery of the proceeds of the Governmental Receivables from Company to Buyer in a form and substance acceptable to Buyer;

8.4.21         Acknowledgement from Secured Creditor that the Major Value Third Party Network received an e-mail acknowledgement of the Schedule-2 submitted to the Company’s largest third party payer (as of the Effective Date of the APA) and approving the inclusion of Purchaser in the Major Value Network;

8.4.22         Such additional supporting documents and other information with respect to the transactions contemplated hereunder as Buyer may reasonably request.

8.5            Board Approvals. Buyer shall have received corporate approval, which it will seek to obtain as soon as possible following the execution and delivery of this Agreement.

ARTICLE 9
SELLERS’ CONDITIONS PRECEDENT TO CLOSING

            The obligation of Sellers to consummate the transactions described in this Agreement is subject to the satisfaction, before the Effective Time, of the following conditions precedent, any of which may be waived in writing by Sellers:

9.1            Representations and Warranties to be True and Correct. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the Effective Time and the pre-Closing agreements, covenants and conditions required by this Agreement to be performed and complied with by Buyer shall have been performed and complied with in all respects. The execution and delivery of the certificate described in Section 9.2.4 shall not serve to limit any of Buyer’s liabilities and obligations following the Closing Date.

9.2            Supporting Documents. Sellers shall have received the documents set forth below:

9.2.1           The Bill of Sale signed by an authorized representative of the Buyer;

9.2.2           A certificate of good standing for Buyer from the Secretary of State of the State of Illinois dated not more than thirty (30) days prior to the Closing Date; and

9.2.3           Such additional supporting documents and other information with respect to the operations and affairs of Buyer as Sellers may reasonably request.

9.3            Purchase Price. Buyer shall pay the Closing Payment as required in Article 4.

ARTICLE 10
ADDITIONAL COVENANTS AND AGREEMENTS

10.1          Preservation of the Business. Except as set forth on Schedule 10.1, Company and Member hereby covenant and agree to continue to manage and operate the Business in the usual, regular and ordinary course and to take those steps they have taken in the past and reasonably appropriate additional steps to preserve the Business, to keep available to the Buyer the services of the key Employees and preserve the current relationships of the Company with the material customers, payors and suppliers of, and other Persons which have significant business relationships with, the Company during the period beginning on the Effective Date and ending on the Closing Date. The Member shall cause the Company to be operated only in the usual, regular, and ordinary course of business, except as otherwise agreed to in writing by the Member and Buyer.

10.2          Notification of Certain Matters. From the Effective Date through the Closing Date, each party hereto shall give prompt notice to each other party of (a) the occurrence, or failure to occur, of any event which occurrence or failure would be likely to cause any party’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of a party to comply with or satisfy any of its or their respective covenants, conditions or agreements to be complied with or satisfied by it under this Agreement; provided, however, that such disclosure shall not be deemed to cure any breach of a representation, warranty, covenant or agreement, or to satisfy any condition. Except as otherwise provided in Article 12, the party receiving such notification shall not be barred from seeking indemnity with respect to the subject matter of such notification.

10.3          Regulatory and Other Authorizations, Consents. Each party hereto shall use its best efforts to obtain all authorizations, consents, orders and approvals of, and to give all notices to and make all filings with, all Governmental Entities and other third parties that are required pursuant to obligations imposed on such party pursuant to any License, law or Contract as may be or become necessary for its execution and delivery of, the performance of its obligations pursuant to, and the consummation of the transactions contemplated under this Agreement, and each party will cooperate fully with the other parties in promptly seeking to obtain all such authorizations, consents, orders and approvals, giving such notices, and making such filings. The parties hereto acknowledge that time shall be of the essence in this Agreement and agree not to take any action that will have the effect of unreasonably delaying, impairing or impeding the receipt of any required authorizations, consents, orders or approvals.

10.4          Confidentiality.

10.4.1         All nonpublic information provided to, or obtained by, Buyer in connection with the transactions contemplated hereby shall be treated as confidential and not disclosed to any third party (other than Buyer’s officers, directors, employees or agents or others with a need to know in connection with the transactions contemplated hereunder and operation of the Business following the Closing). The Buyer will treat and hold as such all of the Member’s confidential information, and refrain from using any of the Member’s confidential information except in connection with this Agreement. Until the Closing, the Buyer will treat and hold as such all of the Company’s confidential information, refrain from using any of the Company’s confidential information except in connection with this Agreement. In the event that the transactions contemplated hereby do not close, Buyer shall deliver promptly to the Company or destroy, at the request and option of Member, all tangible embodiments (and all copies) of the Company’s and the Member’s confidential information which are in its possession. Following the Closing, the limitations on the Buyer’s use of the Company’s confidential information shall be of no force or effect but the Buyer shall maintain the confidentiality of the information pertaining to the Member.

10.4.2         The Member will treat and hold as such all of the Buyer’s confidential information, and refrain from using any of the Buyer’s confidential information except in connection with this Agreement. Following the Closing, the Member will treat and hold as such all such confidential and proprietary information of the Buyer and Business, refrain from using any such confidential and proprietary information of the Buyer and Business except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of any confidential and proprietary information which are in its possession.

10.4.3         In the event that a party is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any confidential information of the other party, such party will notify the other party promptly of the request or requirement so that the other party may seek an appropriate protective order or waive compliance with the provisions of this Section 10.4.3. If, in the absence of a protective order or the receipt of a waiver hereunder, a party is, on the advice of counsel, compelled to disclose any of the other party’s confidential information to any tribunal or else stand liable for contempt, such party may disclose such confidential information to the tribunal; provided, however, that the disclosing party shall use its reasonable efforts to obtain, at the request of the other party, an order or other assurance that confidential treatment will be accorded to such portion of the confidential information required to be disclosed as the non-disclosing party shall designate. The foregoing provisions shall not apply to any information which is generally available to the public immediately prior to the time of disclosure unless such information is so available due to the actions of the restricted party.

10.5          Press Release. Between the Effective Date and the Closing, the parties agree to use reasonable efforts to consult with each other prior to any press release, public announcement or publicly disseminated communication concerning this transaction, to discuss the content of any such announcement and to refrain from making any such press releases or public announcements without first receiving the other’s prior consent, which shall not be unreasonably withheld. A party shall be deemed to have given such consent if such party has not provided written notice of objection to the other party within two (2) days following the delivery of notice to the non-disclosing party of such proposed communication. Unless required by law, no party shall issue a press release pertaining to this transaction until the Closing has occurred. In no event shall a party cause any oral or written communication to be issued relating to this transaction which disparages any other party or its subsidiaries or Affiliates, unless required by law. The provisions of this Section 10.5 shall survive the termination of this Agreement.

10.6          Record Data; Patient Notification. The parties agree that Buyer will engage Infowerks or another third party selected by Buyer (the “Data Converter”) to convert Company’s Records (the “Record Data”) to a format specified by Buyer. Company and Member agree to provide such access, information and cooperation to the Data Converter as may be required to enable the Data Converter to deliver the Record Data to Buyer at Closing. Buyer will engage Tribune Direct or another distributor selected by Buyer (the “Third Party Distributor”) to notify each customer of the Company who has had a prescription filled or refilled through the Company within the two years prior to the Closing Date by mailing each of them a letter in a form as may be mutually acceptable to Buyer and Company. Buyer agrees to instruct the Third Party Distributor not to release such letters until after the Closing and shall be responsible for and shall satisfy any legal obligations under HIPPA, including the HIPPA privacy standards in connection with such letters.

10.7            Cooperation. Buyer, on the one hand, and Sellers, on the other, shall negotiate in good faith and shall cooperate with the other, without additional consideration, to carry out the purposes and intent of this Agreement, including, without limitation, the execution and delivery to the appropriate party of all such further assignments, endorsements, transition services and other documents as may reasonably be required in order to perfect the sale, transfer and delivery and integration of the Purchased Assets to be acquired and sold hereunder and seeking necessary consents and satisfying conditions to Closing which have not been satisfied or waived. The parties further agree not to act or omit to act in such a manner and to not commit intentional acts in bad faith that would cause the acting party or the other party to terminate or violate the terms of this Agreement.

10.8            Expenses. Each of the parties hereto shall pay its own expenses and costs (including, without limitation, the fees, disbursements and expenses of its attorneys, accountants, auditors, consultants, and agents), incurred by it in negotiating, preparing, closing and carrying out this Agreement and the transactions contemplated hereby.

10.9            Payment of Certain Taxes.

10.9.1         The Company shall be solely responsible for and shall pay all payroll taxes and all federal, state and local income taxes on the earnings from the operation of the Business through the Effective Time. The Company covenants and agrees to pay any and all sales, use or other transfer taxes payable by reason of the transfer and conveyance of the Purchased Assets hereunder. The parties will prepare and deliver and if necessary file at or before Closing all transfer tax returns and other filings necessary to vest in the Company full right, title and interest in the Purchased Assets.

10.9.2         The parties agree that any Taxes (including any additional Tax determined by a governmental authority subsequent to the Closing Date) relating to any Asset or the Business other than Excluded Liabilities (“Apportioned Taxes”), and any refund, rebate or similar payment received by Company or Buyer for any Taxes that are Apportioned Taxes, shall be apportioned between Company and Buyer. Company shall be responsible for the payment of any Apportioned Taxes that relate to the portion of any Straddle Period ending as of the Effective Time. In the case of any Taxes that are imposed or payable with respect to a Straddle Period, the portion of such Apportioned Taxes that relate to the portion of the period ending as of the Effective Time shall (i) in the case of sales and use Taxes and Taxes required to be withheld, be deemed equal to the amount that would be payable if the relevant taxable period ending as of the Effective Time, and (ii) in the case of any Apportioned Taxes other than those described in clause (i) (e.g., property or ad valorem Taxes), be deemed to be the amount of such Apportioned Taxes for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the taxable period as of the Effective Time and the denominator of which is the number of days in the entire taxable period.

10.10        Continuing Insurance Coverage for the Company. Company shall maintain in full force and effect its policies of insurance until the Closing Date. If Company’s professional liability insurance is on a “claims made” basis, Company shall purchase on or before the Closing Date an extended reporting endorsement (“tail”) for such professional liability insurance policy(ies) with limits consistent with amounts in effect as of the date hereof and will add Buyer as an additional insured to said policy. Company will provide a certificate of insurance evidencing such tail policy to Buyer at the Closing.

10.11        Access. (a) From the Effective Date through the Closing Date, Company shall provide Buyer and its counsel, accountants and other representatives with reasonable access during normal business hours to the premises of Company and all property, both real and personal, contracts, leases, agreements and litigation documents relating to Company, as well as the books of account and other records of the Company. Buyer shall make reasonable efforts to coordinate with Company for time(s) and place(s) that such materials may be accessed. Company shall remove all of their files related solely to the Excluded Assets prior to the Closing Date at a time agreed upon by Buyer and Company. Upon reasonable notice, Company shall permit Buyer access to all of the premises of the Leased Real Property in order to install wiring and equipment for communication devices and other systems and to prepare for the integration of the Business with Buyer’s own business, all at Buyer’s cost and without causing material damage to such Premise. Buyer agrees to repair any damage which may be caused due to the exercise of its rights pursuant to this Section 10.11 and to indemnify, defend and hold harmless Company from any and all losses arising out of or in any way connected with Buyer’s exercise of its rights pursuant to this Section 10.11. (b) After the Closing Date, Buyer will afford Company and their agents reasonable access during normal business hours (with an opportunity to make copies) (subject, however, to confidentiality and similar non-disclosure obligations), so long as Company provides Buyer with prior written notice, to the Buyers’ books, records, workpapers, contracts, commitments, tax returns, personnel and records relating solely to the Purchased Assets as the Company shall reasonably request for any reasonable business purpose relating to the Company’s prior ownership or operation of the Purchased Assets; provided that any such access by the Company shall not unreasonably interfere with the conduct of the business of the Buyer. The Company shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees) reasonably incurred in connection with the foregoing.

10.12        Assumed Contracts and Leases. Prior to the Closing Date, Company shall obtain all necessary consents to assignment from the third parties to all of the Assumed Contracts and Leases.

10.13        Release of Security Interests. Company shall obtain and deliver to Buyer on or before the Closing Date releases of any and all security interests in any of the Purchased Assets held by third parties (except Liens being assigned to Buyer by Secured Creditor pursuant to the Secured Creditor Assignment and Release Agreement).

10.14        Payroll and Benefit Matters. Company will satisfy all accrued payroll obligations within ordinary course time frames and will pay all accrued paid-time-off liabilities prior to the Closing Date. In addition, prior to the Closing Date, Company shall provide all appropriate notices to Company Employees describing rights and options under the 401(k) plan sponsored by Company within any time frames required by law, the plan or by agreement of the parties.

10.15        Employees. No later than the Closing Date, Buyer will provide Company a list of Employees that it intends to offer employment (“Transferring Employees”). The Transferring Employees shall be treated as new hires by Buyer and employees at will, subject to Buyer’s employment policies, including without limitation the obligation to take and pass a drug test, background check and to have the unrestricted ability to provide federally reimbursed services. Except as may be set forth in any employment agreement entered into with Buyer, nothing herein shall obligate Buyer to employ the Transferring Employees for any specific time period. Nothing herein shall be construed to grant any Employee any rights as a third party beneficiary. Neither Company, Member, nor any of their Affiliates shall employ or offer employment to an Employee who rejects Buyer’s offer of employment.

10.16        Bulk Sales. Sellers shall provide any and all notice of this transaction required under applicable law related to the bulk sale of assets.

10.17        General Ledger System. Prior to the Closing Date, the Company will implement a new general ledger system (Great Plains) to replace the current Lawson general ledger system. The Company will ensure that all historical financial information in such Lawson system is replicated in the Great Plains system. If required for legitimate business purposes, Member shall give Buyer restricted supervised access to Lawson to confirm or supplement data in the Great Plains system.

10.18        Disclosure Schedules. From time to time up to the Closing Date, Sellers shall promptly supplement or amend the Disclosure Schedules which it has delivered pursuant to this Agreement with respect to any matter first existing or occurring following the date hereof which, if existing or occurring at or prior to the date hereof, would have been required to be set forth or described in such Schedules or which is necessary to correct any information in such Disclosure Schedules. No supplement or amendment to any Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article 8.

ARTICLE 11
COMPANY’S COVENANTS

11.1          Covenants Against Competition. Company and Member agree that neither they nor their Affiliates shall, directly or indirectly, alone or in association with others (other than Buyer) in any capacity, whether as an agent, advisor, employee, consultant, sole proprietor, owner, partner, joint venturer, member, manager, investor or otherwise (other than as an owner of five percent (5%) or less of any publicly traded company), for a period of five (5) years following the Closing Date (such period to be extended by the duration of any period of violation of, or any period of litigation to enforce, the covenants herein):

(i)                Participate within the Restricted Area, other than as a duly authorized agent of Buyer or its Affiliates in the ownership, management, sales, marketing, product development, business development, strategic planning, operation or control of any enterprise which provides or offers to provide or otherwise engages in the provision (whether through sales, administration or otherwise) of any goods or any services related to (i) any retail drug store, clinic pharmacy, pharmacy business or other business which competes with the Company’s business as conducted by Buyer after the date hereof; and/or (ii) the provision of any other product or service provided by the Company within the twelve (12) months prior to the Closing;

(ii)               Influence or attempt to influence any of the Patients of Business to transfer their patronage from Buyer to any other business or enterprise;

(iii)              Influence or attempt to influence any of the Referral Sources of Business to refer patients to any business or enterprise providing the same or substantially the same goods and services as the Company;

(iv)              Influence or attempt to influence any of the suppliers or employees of Buyer to alter, not renew or terminate their relationship with Buyer;

(v)               In any other manner interfere with, disrupt or attempt to interfere with or disrupt the relationship between Buyer and any patients, referral sources, suppliers or employees; or

(vi)             Disclose, directly or indirectly, to any third party, or use for his, her, its or their own account or the account of another, the following proprietary information with respect to the Company: any pricing, purchasing information, lists of Patients of Business, Referral Sources of Business, formularies, employee names, wages or benefits, trade secrets, policies or procedures, outcomes data, financial data, business strategies, strategic plans, marketing materials, contract terms, or other confidential or proprietary information gained, disclosed or acquired by him prior to the Effective Time.

(vii)            Notwithstanding the foregoing, nothing in this Agreement shall restrict in any way the right of Member or Arcadia Services, Inc. and their Affiliates to offer medication management products or services as part of the home care services business.

(viii)           Notwithstanding the foregoing, nothing in this Section 11.1 shall apply to individuals of the Company’s senior management team.

11.2          Modification. If a court of competent jurisdiction should declare the covenant contained in this Article 11 unenforceable because of any unreasonable restriction of activities, duration and/or geographical area, then the parties hereby acknowledge and agree that such court shall have the express authority to reform the covenants to provide for reasonable restrictions and/or grant Buyer such other relief at law or in equity reasonably necessary to protect the interests of Buyer.

11.3          Injunctive Relief; Other. Member and Company specifically agree and acknowledge that the restrictions contained in this Article 11 are necessary to prevent harm to Buyer and that the restrictions contained herein will not result in unreasonable harm to either of them. Member and Company further acknowledge that a breach of any provision of this Article 11 by either of them would cause Buyer to suffer immediate and irreparable harm, which could not be remedied by the payment of money. In the event of a breach or threatened breach by Member or Company of the provisions of the covenants contained in this Article 11, Buyer shall be entitled to injunctive relief to prevent or end such breach, without the requirement to post bond, and recovery of costs (including attorneys’ fees) to enforce the covenant. Nothing herein shall be construed as prohibiting Buyer from pursuing any other remedies available to it for such breach or such threatened breach, including the recovery of damages.

ARTICLE 12
INDEMNIFICATION

12.1          Indemnification by Member and Company. Member and Company shall jointly and severally indemnify, defend, and hold harmless Buyer Indemnified Parties from, against, and with respect to any and all Losses incurred by them, arising from, resulting from, or attributable to, any of the following:

12.1.1         Any misrepresentation or breach of any representation or warranty of Member or Company contained herein or in any agreement, schedule, or exhibit attached hereto or referenced herein;

12.1.2         Any breach or default by Member of any covenant, obligation, or undertaking on its part contained herein or in any agreement, schedule, or exhibit attached hereto or referenced herein;

12.1.3         Operations of the Business, employment of Employees, or ownership of the Purchased Assets prior to the Effective Time;

12.1.4         Any failure by Sellers to pay and discharge the Excluded Liabilities;

12.1.5         Any litigation or claims arising prior to the Effective Time as well as Losses arising from litigation or claims arising on or after the Effective Time to the extent based on facts and circumstances occurring prior to the Effective Time or the operation of the Business prior to the Effective Time;

12.1.6         Any audit or investigation or civil, administrative or criminal proceedings arising as a result of occurrences, actions or omissions by Company or its directors, officers, employees or agents prior to the Effective Time whether or not Member or Company had knowledge thereof as of the Effective Time; or any assessments, fines, penalties, adjustments or offsets made against Buyer as a result of such an audit, investigation or proceeding that relate to the conduct of the Business prior to the Effective Time;

12.1.7         The recovery by any governmental authority or administrative agency or any third party payor or other person of any overpayments for services performed prior to the Effective Time, including payments made in connection with the collection of the Accounts Receivable outstanding as of the Effective Time;

12.1.8         Company’s Taxes or its liability, if any (for example, by reason of transferee liability or application of Treasury regulation Section 1.1502-6) for Taxes of others, including, but not limited to, Company or any Affiliate, or losses payable with respect to Taxes claimed or assessed against Company (i) for any taxable period (or portion thereof) ending on or before the Effective Time, (ii) as a result of the transactions contemplated by this Agreement, or (iii) for any taxable period resulting from a breach of any of the representations or warranties or the covenants contained in Sections 5.15 and 10.9 of this Agreement;

12.1.9         Company’s or Member’s failure to obtain any third party consent required to be obtained by the terms of this Agreement and which is not waived in writing by Buyer or UCC-3 release for any UCC-1 on file against Company prior to Closing Date;

12.1.10       Any liability associated with the conduct of any Benefit Plans prior to the Closing Date;

12.1.11       Any failure prior to the Effective Time of the Company, Member or any director, officer, employee or agent of the Company to comply with any law, regulation, order or other legal requirement of any court or other governmental body having jurisdiction over Company or its employees, assets, properties or operations; or

12.1.12       Any claim for refund or recoupment by any governmental or commercial payor relating to any circumstance arising prior to the Effective Time.

12.2          Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Sellers from, against, and with respect to any and all Losses incurred by Sellers arising from, resulting from, or attributable to, any of the following:

12.2.1         Any misrepresentation or breach of any representation or warranty of Buyer contained herein or in any agreement, schedule, or exhibit attached hereto or referenced herein;

12.2.2         Any breach or default by Buyer of any covenant, obligation, or undertaking on its part contained herein or in any agreement, schedule, or exhibit attached hereto or referenced herein; or

12.2.3         Any failure by Buyer to discharge the Assumed Liabilities or to perform the Assumed Contracts and Leases assumed by Buyer after the Effective Time, subject to the terms and conditions of such Assumed Contract or Lease.

12.3          Limitations. Except as otherwise provided herein, any claim for indemnification for breach of representations and warranties by a party hereunder must be made in writing within three (3) years following the Closing Date. Other claims may be brought at any time. Representations and warranties will survive through the period during which a claim may be asserted and, if a claim is so asserted, until final disposition of such claim. Any matters discovered in connection with and relating to the pursuit of such claim shall also survive until such claim is resolved or a claim relating to such matter is resolved, whichever is later. Claims for indemnification relating to Taxes may be made in writing within sixty (60) days following the later of the final resolution of any judicial or administrative proceeding involving any such Tax or expiration of any statute of limitations (including any suspensions, tollings or extensions thereof) relating to such Tax. Claims for indemnification relating to a violation of any Benefit Plan may be made at any time in writing. Claims for indemnification relating to compliance with laws (including laws, regulations and policies related to Medicare, Medicaid and any other federal healthcare program) may be asserted at any time in writing so long as the claim is asserted within sixty (60) days following the period of any appropriate statute of limitations. Any claim for indemnification timely asserted in writing must specify the particular event or item for which indemnification is sought and shall survive until resolved. Notwithstanding any term in this Section 12.3 as to any liabilities relating to personal injury and as to claims for breach of representations or warranties described below, the time for asserting a claim and the survival period shall be sixty (60) days following the applicable statute of limitations. The representations and warranties subject to the previous sentence are the representations and warranties made in Section 5.13 – Employee Benefit Matters; Section 5.15 – Tax Matters, Section 5.17 – Payment Programs, or Section 5.7 – Compliance with Laws. Notwithstanding anything contained in this Agreement to the contrary: (a) Sellers will not have any liability for a breach of any representation or warranty under this Agreement until the total of all Losses to which Buyer would otherwise be entitled to under this Agreement for breaches of any representations or warranties but for this limitation exceeds Five Thousand Dollars ($5,000.00), but then Sellers shall be liable for all of the Losses; and (b) in any event, Sellers will have no liability for breaches of any representations or warranties under this Agreement or otherwise in excess of the amount of the total amount payable pursuant to Article 4 and actually received by Sellers, after taking into account all adjustments contemplated in this Agreement. Notwithstanding anything herein, the limitations on claims and survival described herein shall not apply in connection with any matter involving an intentional misrepresentation or fraud.

12.4            Matters Involving Third Parties.

12.4.1         If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other party (the “Indemnifying Party”) under this Article 12 then the Indemnified Party shall notify each Indemnifying Party thereof in writing within ten (10) days; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve that Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

12.4.2         Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (a) the Indemnifying Party notifies the Indemnified Party in writing within thirty (30) days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (b) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (c) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (d) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

12.4.3         So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 12.4.2: (a) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (b) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (c) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party.

12.4.4         In the event any of the conditions in Section 12.4.2 is or becomes unsatisfied, (a) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, the Indemnifying Party in connection therewith), (b) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys’ fees and expenses), and (c) the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 12.

12.5            Payment. The Indemnifying Party shall pay, in cash, to the Indemnified Party who presents a claim for Losses subject to indemnification hereunder, the full amount of such claim, subject to the other provisions of this Article 12 and this Agreement, within thirty (30) days of the making of such claim. Notwithstanding the foregoing, with respect to a Third Party Claim that is the subject of any action, the Indemnifying Party shall pay the full amount of any judgment when a judgment on such Third Party Claim in accordance with the terms of such judgment becomes final, and is not and may not be the subject of further appeals. No Indemnifying Party shall admit or permit to be admitted any fault, responsibility or liability on behalf of an Indemnified Party without such Indemnified Party’s consent, which consent may be granted or withheld at Indemnified Party’s sole discretion.

12.6            Insurance Proceeds. If the Indemnified Party receives insurance proceeds on a claim for which it has already received indemnity from the Indemnifying Party, the Indemnified Party shall as soon as reasonably practicable thereafter pay the insurance proceeds to the Indemnifying Party only to the extent necessary to refund the indemnity provided by the Indemnifying Party. For purposes hereof, obligations of an Indemnifying Party shall be reduced by the amount of any paid insurance proceeds so long as the insurer has no recourse against the Indemnified Party for amounts so paid.

12.7            Characterization of Indemnity Payments. Any indemnification payments made pursuant to this Agreement shall be considered, to the extent permissible under applicable law, as adjustments to the Purchase Price for all Tax purposes.

ARTICLE 13
TERMINATION

13.1          Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to Closing: (a) by the mutual written consent of all of the parties; (b) by Buyer in the event of any material breach by Sellers or Member of any of its agreements, covenants, obligations, representations or warranties contained herein; (c) by Sellers in the event of any material breach by Buyer of any of Buyer’s agreements, covenants, obligations, representations or warranties contained herein; (d) by either Buyer or Sellers if any governmental body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; (e) by Buyer in the event Company suffers a Material Adverse Effect between the date that the parties execute this Agreement and the Closing Date; or (f) by either Buyer or Sellers if the Closing shall not have occurred on or before April 16, 2012 (or such later date as may be mutually agreed to in writing by Buyer and Sellers), provided that the party seeking to exercise the right of termination granted under this subsection (f) has not breached its obligations hereunder.

13.2          Effect of Termination. In the event of such a termination, this Agreement shall be rendered void and of no further force or effect, without any liability on the part of any of the parties hereto or their respective owners, directors, officers or employees, except the obligations of each party to preserve the confidentiality of documents, certificates, and information furnished to such party pursuant hereto and for any obligation or liability of any party based on or arising from any breach or default by such party with respect to its representations, warranties, covenants or agreements contained in related agreements.

ARTICLE 14
MISCELLANEOUS

14.1          Notices. All notices, requests, demands and other communications required or permitted to be given or made under this Agreement shall be in writing and shall be deemed delivered (a) on the date of personal delivery or transmission by confirmed telegram, confirmed facsimile transmission or confirmed e-mail, (b) on the third (3rd) business day following the date of deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, or (c) on the first (1st) business day following the date of delivery to a nationally-recognized overnight courier service, in each case addressed as follows, or to such other address, person or entity as either party shall designate by notice to the other in accordance herewith:

If to Company or Member, addressed to:

Arcadia Resources, Inc.
9320 Priority Way West Drive
Indianapolis, Indiana 46240
Attn: Chief Financial Officer
Telephone: (317)569-8234
Facsimile: (317) 575-6195

With a copy to:	Robert Hicks, Esq
Taft, Stettinius & Hollister
1 Indiana Square
Indianapolis, Indiana 46204
Telephone: (317) 713-3500
Facsimile: (317) 713-3699

If to Buyer, addressed to:	Medication Adherence Solutions, LLC
106 Wilmot Rd., 1st Floor, MS#1615
Deerfield, Illinois 60015
Attention: Michael Bafia

With a copy to:	Medication Adherence Solutions, LLC
104 Wilmot Road, MS#1425
Deerfield, IL 60015
Attention: John D. Curtin

14.2            Survival. All representations, warranties, covenants and indemnifications of the parties to this Agreement contained in this Agreement or in any schedule, exhibit, or certificate delivered in connection herewith shall survive the Closing except as otherwise provided for herein. .

14.3            Waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

14.4            Third Parties. None of the provisions of this Agreement shall confer rights or benefits as third party beneficiaries or otherwise upon any party that is not expressly a party to this Agreement, and the provisions of this Agreement shall not be enforceable by any such third party.

14.5            Severability. If any part of this Agreement should be determined to be invalid, unenforceable, or contrary to law, that part shall be amended, if possible, to conform to law, and if amendment is not possible, that part shall be deleted and other parts of this Agreement shall remain fully effective, but only if, and to the extent, such modification or deletion would not materially and adversely frustrate the parties’ essential objectives as expressed in this Agreement.

14.6            Amendment. This Agreement may be amended, supplemented, altered or modified at any time only by a written instrument duly executed by all of the parties hereto.

14.7            Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties to this Agreement may deliver their executed counterparts by facsimile or other electronic means, provided that original signatures are delivered by U.S. Mail promptly thereafter.

14.8            Headings. The headings contained in this Agreement have been inserted for the convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

14.9            Entire Agreement. This Agreement (including the schedules and exhibits hereto, and all other agreements and documents executed in connection herewith) constitutes the entire agreement among the parties hereto with respect to the subject hereof.

14.10            Successors and Assigns. All terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto, whether so expressed or not.

14.11            Governing Law; Jurisdiction. The parties specifically agree that this Agreement shall in all respects be interpreted, read construed and governed by the internal laws of the State of Illinois, exclusive of its conflicts of law rules. Any party hereto shall be entitled to bring an action to enforce any provision of, or based on any right arising out of, relating to or in connection with, this Agreement, in law or at equity for specific performance, or for any other remedy or damages, in the Circuit Court of Cook County, Illinois, or the United States District Court for the Northern District of Illinois. Each party hereto expressly agrees to waive any challenge to either jurisdiction or venue in any of the aforementioned courts. The prevailing party in any such action shall be entitled to recover all attorneys’ fees of pursuing or defending an action under this Agreement.

14.12            Joint and Several Obligations. The obligations of the Company and the Member under this Agreement are joint and several.

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IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first written above.

BUYER:

MEDICATION ADHERENCE SOLUTIONS, LLC

By: /s/ Robert M. Silverman
Printed Name: Robert M. Silverman
Title: Vice President and Secretary

COMPANY:

PRAIRIESTONE PHARMACY, LLC, D/B/A DAILYMED

By: /s/ Marvin Richardson
Printed Name: Marvin Richardson
Title: Chief Executive Officer and President

MEMBER:

ARCADIA RESOURCES, INC.

By: /s/ Marvin Richardson
Printed Name: Marvin Richardson
Title: Chief Executive Officer and President

Exhibit List to the Asset Purchase Agreement

Annex A	Closing Balance Sheet

Annex B	Working Capital Balance

Exhibit 2.5	Assignment, Assumption and Bill of Sale Agreement

Exhibit 8.4.14	Management Services Agreement

Exhibit 8.4.11	Secured Creditor Assignment and Release Agreement

Exhibit 8.4.16(a)	Landlord Estoppel Certificate

Exhibit 8.4.16(b)	Tenant Estoppel Certificate

Schedule 2.2	Excluded Assets

Schedule 2.3	Liabilities to be Assumed

Schedule 4.4	Purchase Price Allocation

Schedule 5.0	Representations and Warranties Concerning the Company and Member

Schedule 5.4	Financial Statements

Schedule 5.5.1	Proprietary Materials

Schedule 5.5.2	Leased Equipment

Schedule 5.5.3	Equipment

Schedule 5.5.4	Leased Real Property

Schedule 5.7	Compliance with Law

Schedule 5.8	Litigation or Claims

Schedule 5.9	Licenses and Permits

Schedule 5.10	Accreditations

Schedule 5.11.1	Policies of Insurance

Schedule 5.12	Employee

Schedule 5.13	Benefit Plan

Schedule 5.14(a)	All Contracts

Schedule 5.14(b)	Assumed Contracts

Schedule 5.15	Tax Matters

Schedule 5.17	Payment Programs

Schedule 5.19	Patients

Schedule 5.20	Referral Sources

Schedule 5.21	Ownership

Schedule 5.23	Transactions with Affiliates

Schedule 5.25	Absence of Certain Events

Schedule 5.28	Intellectual Property

Schedule 10.1	Preservation of the Business